EXHIBIT 99.2

Duos Technologies Group, Inc. NasdaqCM:DUOT

FQ2 2020 Earnings Call Transcripts

Thursday, August 13, 2020 9:00 PM GMT

S&P Global Market Intelligence Estimates

	-FQ1 2020-	-FQ2 2020-	-FY 2020-	-FY 2021-
	CONSENSUS	CONSENSUS	CONSENSUS	CONSENSUS
EPS Normalized	(0.57)	(0.46)	(1.15)	0.73
Revenue (mm)	1.10	1.90	14.80	29.00

Currency: USD

Consensus as of Jul-20-2020 11:06 AM GMT

Stock Price [USD] vs. Volume [mm] with earnings surprise annotations
Share Price
Volume
Positive EPS Normalized surprise
Negative EPS Normalized surprise
Neutral EPS Normalized surprise
16.00
14.00
12.00
10.00
8.00
6.00
4.00
2.00
0.35mm
0.30mm
0.25mm
0.20mm
0.15mm
0.10mm
0.05mm
0.00mm
Jul 2019
Sep 2019
Nov 2019
Jan 2020
Mar 2020
May 2020
Jul 2020
1
2
3
4

		- EPS NORMALIZED -
	CONSENSUS	ACTUAL	SURPRISE
FQ2 2019	(0.42)	(1.12)	NM
FQ3 2019	(0.14)	(0.56)	NM
FQ4 2019	0.35	0.28	(20.00%)
FQ1 2020	(0.57)	(0.80)	NM

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Contents

Table of Contents

Call Participants	3
Presentation	4
Question and Answer	8

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DUOS TECHNOLOGIES GROUP, INC.  FQ2 2020 EARNINGS CALL   |    AUG 13, 2020

Call Participants
EXECUTIVES Adrian G. Goldfarb CFO, Executive VP & Director Gianni B. Arcaini Chairman, CEO & President ANALYSTS Ashok Kumar ThinkEquity LLC, Research Division Nelson Baquet

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DUOS TECHNOLOGIES GROUP, INC.  FQ2 2020 EARNINGS CALL   |    AUG 13, 2020

Presentation

Operator

Good afternoon. And welcome to Duos Technologies Second Quarter 2020 Earnings Conference Call.

Joining us for today's call are Duos Chairman and CEO, Gianni Arcaini; and CFO, Adrian Goldfarb.

Following their remarks, we will open the call for your questions. Then before we conclude today's call, I will provide the necessary cautions regarding the forward-looking statements made by management during the call.

Now I would like to turn the call over to Duos Chairman and CEO, Gianni Arcaini. Sir, please proceed.

Gianni B. Arcaini
Chairman, CEO & President

Thank you very much.

Welcome, everyone, and thank you for joining us. Earlier day, we issued a press release announcing our financial results for the second quarter of 2020 as well as other operational highlights. A copy of the press release is available as usual, in the Investor Relations section of our website.

Before I begin, I want to make it a point to emphasize that we are holding today's call in the midst of a broader company transition phase, both with respect to our senior leadership as well as our operations. With that understanding, our remarks today will be brief.

As many of you listening today are aware, about a month ago, I announced my retirement from the Duos CEO position. This will become effective September 1. While this decision, of course, has been bittersweet, both I and the Board believe the timing is right to hand over the reins to a new leader who will guide our company through its next phase of growth. I had the distinct privilege to build and lead an extraordinarily talented team where ingenuity and dedication has placed our company's disruptive technologies at the top of its class.

Our [ offering ] into Nasdaq in February of this year was a significant milestone achievement very few companies are able to attain, and I'm proud to be leading the day-to-day operations of the company in a position of strength. We are well capitalized, and our core technologies have achieved market adoption, both of which has Duos poised for growth and success in the future.

I thank our team members, customers, partners and, most importantly, our shareholders, for the support and for all they have contributed to make Duos a success.

Going forward, I plan on continuing to serve in my capacity as Chairman of the Board and will be doing everything I can to ensure a smooth transition for our company and its new CEO. As part of that process, we have initiated a formal search process to identify a successor with the right mix of technical acumen, business development experience and strong leadership abilities. We have been encouraged by the results of that process to date and are looking forward to providing more substantive updates as the process hits its conclusion in the very near future. And with that, I will now get into our results for the quarter.

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DUOS TECHNOLOGIES GROUP, INC.  FQ2 2020 EARNINGS CALL   |    AUG 13, 2020

In the second quarter, we generated incrementally improved results in the face of ongoing difficult market conditions and believe we have effectively adapted our organization to the current working environment. Prior to the COVID-19 outbreak, our expectations have already factored in a modest start to the year with sequential growth going forward, and that projection remains intact.

After a temporary pause in activity in response to the ongoing global pandemic, deal flow in recent months has begun to resume as evidenced by a few of the notable wins we recorded during the period. The $1.8 million rip awarded we received in April was a strong step forward, and additional deals we announced for $945,000 and $2.1 million in May and June, respectively, have us optimistic that business is returning, albeit to a new normal.

We're also encouraged by the strength of our pipeline which continues to portend a back-loaded second half as many of the contract awards that were delayed by COVID are now being revisited.

Now therefore, I'm referring you to this -- before I get any further into this good news, updates and our current outlook, I will now turn the call over to our CFO, Adrian Goldfarb, who will walk us through the financial results for the quarter. Adrian?

Adrian G. Goldfarb
CFO, Executive VP & Director

Thank you, Gianni.

Before discussing the results for the quarter, I would like to add the best wishes on behalf of the entire Duos team for your service to our organization. We all wish you an enjoyable retirement.

Now turning to our financial results for the second quarter. Total revenue for the second quarter increased 47% to $1.98 million compared to $1.35 million in the equivalent quarter in 2019. The increase in total revenue for the quarter was due to completion of certain milestones in our technology systems area during the quarter. Total revenue for the 6 months ended June 30, 2020, decreased 48% to $2.97 million from $5.7 million in the same period last year. The decrease in total revenue was driven by a slowdown in overall business bookings during the first 6 months due to delays in executing new contracts and certain travel restrictions related to COVID-19.

Gross profit in Q2 was $739,000 or 37% of revenues, which was an increase of 324% from $174,000 or 13% of revenues for the equivalent quarter in 2019. The increase in gross profit was due to the increase in revenues previously described. Gross profit for the 6 months ended June 30, 2020, decreased 63% to $842,000 or 28.3% of total revenue from $2.31 million or 40.5% of total revenue in the same period last year. The decrease in gross profit was mainly the result of lower revenues during the period and the proportion of costs allocated to projects being higher as a percentage against those lower revenues.

Turning to our costs. Operating expenses decreased 2% in Q2 2020 to $2.17 million from $2.12 million in the same quarterly period last year. Operating expenses for the 6 months ended June 30, 2020, increased 4% to $4.36 million from $4.21 million in the same period last year. The increase in operating expenses was primarily due to some onetime expenditures related to our capital raise conducted earlier in the year. The company has taken actions to reduce certain expenditures to align ourselves with the current slowdown in revenues,due to delays in execution.

We recorded a net loss in Q2 of $1.47 million or $0.42 loss per share compared to a net loss of $1.95 million or $1.09 per share in the equivalent quarter in 2019. The decrease in net loss was primarily attributable to reductions in anticipated expenditures as related to the impact of lower revenues driven by COVID-19. Net loss for the 6 months ended June 30, 2020, totaled $3.61 million or $1.16 loss per share compared to a net loss of $1.91 million or $1.14 loss per share in the same period a year ago. The greater net loss was primarily attributable to the effect of lower overall revenues during the comparable period. However, the loss on a per share basis remained similar for the period.

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DUOS TECHNOLOGIES GROUP, INC.  FQ2 2020 EARNINGS CALL   |    AUG 13, 2020

Let's now discuss the balance sheet. We ended the quarter with $5.37 million in cash and cash equivalents, and we also had net receivables of $497,000. And in Q2, we used $3.15 million of cash in operations compared to $2.71 million in the same period a year ago. The increase in net cash used in operations for the 3 months ended on June 30, 2020, was a result of delays in execution of certain projects, which are now anticipated to complete and be billed in the following quarters.

Finally, I'd like to provide an update on our current financial projections. On our previous call, we formally rescinded our previously issued guidance for the full year 2020. Due to the delays in project execution resulting from the restrictive travel environment currently in place as well as additional uncertain impact on the overall economy from the COVID-19 outbreak, we are not providing 2020 revenue guidance at this time. Going forward, we will continue to reevaluate the growth and predictability of our operating performance with respect to providing financial forecasts, and I expect to give an update during our next earnings call.

And with that, I will now turn the call back over to Gianni to provide a further update on the business. Gianni?

Gianni B. Arcaini
Chairman, CEO & President

Thanks a lot, Adrian.

I will now highlight some of our major achievements and wins for the quarter before finishing with a brief outlook for the remainder of the year.

Our most recent major win came in June from an existing Class 1 railway customer. In total, we were awarded a $2.5 million contract to integrate up to 100 artificial intelligence use cases into our central core platform beginning later this summer. The initial integration will occur at one of the railway's existing rip sites with plans to expand to several other locations in the very near future. We will execute this project in 2 phases, with half occurring in 2020 and the remainder in early 2021. The contract also includes a significant recurring service and maintenance component for the new software being developed.

We are particularly excited by the expansion of our relationship with this current customer because we believe it speaks to the already recognized value we are able to provide their inspections and safety efforts. Furthermore, this award is yet another major milestone in achieving full automation of the rail common mechanical inspection process. We believe this particular software platform expansion is not only adaptable to the rail sector, but also to many other industries. As we continue to improve our capabilities in our core market, we will look to expand into these adjacent opportunities as a logical next step.

As I mentioned on our last call in May, we were also awarded a $945,000 follow-on contract for Monroe County Sheriff's office in Florida to provide our Intelligent Correctional Automation Systems. We call it the icas. As a provider of intelligent analytical technology solutions, Duos is also a leader in intelligent integrated command-and-control solutions for correctional facilities. Our icas system provides all digital video, intercom, detention doors, control and access control and is integrated into our singular command-and-control platform, branded centraco.

The completely integrated system provides superior monitoring and control, is essentially more cost-effective and integrates all aspects of comparing to a single intuitive user interface. icas was specifically designed to replace legacy jail and correctional facility automation systems that are based upon programmable logic controllers.

The new modular digital input-output system will coordinate all aspects of controlled movement and situational awareness for the facility. Implementation is expected to begin later this year with a completion date in 2021. We appreciate our continued relationship and long-standing service to the Monroe County Sheriff's office. Going forward, we plan to pursue the correctional facilities vertical as we expand our business development plan.

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DUOS TECHNOLOGIES GROUP, INC.  FQ2 2020 EARNINGS CALL   |    AUG 13, 2020

Also of note, in April, we were awarded a $1.8 million contract for a turnkey Rail Inspection Portal in the United States, which is expected to be completed by the end of the third quarter of this year. This week, we received an award in the amount of $1.3 million to expand our existing detection technology platform, which we will execute during 2020. I'm also pleased to inform you that we just, this week, executed a master service agreement with one of our major railroad customers covering service and support and upgrades to existing installations beginning in the latter half of 2020 and extending through 2022. We will include more detailed information of these latest awards in the press release early next week.

I'll now take a minute to provide some updates on the immediate future. Looking ahead to the second half of the year, where our current outlook has been impacted to a degree. Based on the information we currently have, the time line for growth continues to move at a drawn-out pace, and the projected close of anticipated major new contracts will remain uncertain. In the meantime, beginning in the current quarter, we are taking decisive measures to rightsize our operations to ensure for the long-term viability of our business.

Our current capital position will provide us with the necessary resources to continue implementing our growth strategy. As conditions improve, we will look to make additional adjustments to address our anticipated increased demand over the coming quarters.

As organizations around the world are looking increasingly to leverage technology to automate and streamline processes in a more distributed fashion, the opportunity for Duos is greater than ever. While some time lines have been pushed out, others are being accelerated, and we are confident that the broad applicability of our solutions will enable us to take advantage of this accelerated digital transformation over the long term.
And with that, we are ready to open the call for your questions. Operator, please provide the appropriate instructions.

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DUOS TECHNOLOGIES GROUP, INC.  FQ2 2020 EARNINGS CALL   |    AUG 13, 2020

Question and Answer

Operator

[Operator Instructions] Our first question today comes from Ashok Kumar of ThinkEquity.

Ashok  Kumar
ThinkEquity LLC, Research Division

Gianni, I wish you the very best, and I look forward to the next phase.

I guess some broad questions, Adrian and Gianni. The first is the $2.1 million add-on contract, is that with CSX? And I was wondering when's the initiation and completion phase for that. And I think in earlier comments, you had mentioned about final acceptance of a rip project at a site in Mexico. Just wondering if you have any further visibility on the completion of that final acceptance.

And in terms of the $1.8 million, the turnkey rip, I think you reaffirmed that, that will be completed by the end of third quarter of this year. And then, Gianni, I think also you talked briefly about the correctional facilities vertical. Are there any additional contracts that you could -- that you're far enough along that you'd be able to talk about the opportunity with the icas platform?

And the last question is on the further platform development for the truevue360, I think you had made extensive progress in the AI labeling effort. If you could just provide any additional color.

Once again, thank you very much, and wish you all the best.

Gianni B. Arcaini
Chairman, CEO & President

Thank you, Ashok. Let me try to dissect all the different questions.

Number one, you stated it was a CSX contract award or whatever. As an absolute policy, we do not and cannot disclose which customer. Particularly the railroad customers are very sensitive to mentioning their name in our press releases. But we have been servicing CSX, CN, KCS, so it's going to be one of those.

With respect to Mexico, I'm pleased to report that the system in Mexico is completed. We are now working on calibrating some of the artificial intelligence applications. We are in the midst of that process. But the system works very well and so do the systems here in the United States, which we have recently deployed. And in fact, one of the systems we deployed, we started about 2 months ago, I'm pleased to report that, that is close to completion. It is already in production.

The question as to truevue360 applications, we are in the midst of expanding both rail and nonrail applications. As we get awards, obviously, we will report those awards as we get them in. I know that I sound a little bit ambiguous, but unfortunately, we are under standing request from our rail customers not to mention their name in connection with whatever we watch and we see. I hope -- I think I covered most of it.

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DUOS TECHNOLOGIES GROUP, INC.  FQ2 2020 EARNINGS CALL   |    AUG 13, 2020

Ashok  Kumar
ThinkEquity LLC, Research Division

And Gianni, just any brief color on the icas opportunity and the correctional facilities vertical? Any visibility that you could provide us?

Gianni B. Arcaini
Chairman, CEO & President

Yes. On the correction facilities, that's an interesting vertical because in the past, we have specifically done some of the video surveillance work inside the correctional facilities. This new expanded contract also includes the courthouse and essentially encompasses the entire Monroe County law enforcement community.

So we should be completed with that work early -- not early, but sometime in 2021. And once we have that, it will serve as a prototype to go to other facilities in other counties and state prisons and offer that solution. So it is a combination of developing a prototype. Of course, it is also a commercial application, but that will be a strong product for us going forward.

Operator

[Operator Instructions] Our next question is from Nelson Baquet of ThinkEquity.

Nelson Baquet

Congrats on the quarter. And I wanted to ask what -- it seems to me that the margins -- the gross margins were like 300-plus percent and compared to last year, and I wanted to know what the reason for that change was.

Gianni B. Arcaini
Chairman, CEO & President

Yes. Adrian, do you want to address that?

Adrian G. Goldfarb
CFO, Executive VP & Director

Yes. Yes, Gianni, sure, I will. So I'm not sure what you're referring to as the 300%, but maybe let me give some clarity to the gross margin position. And I mentioned this in my comments.

So as you know, and we don't discuss this anymore because we've mentioned it in so many other calls, we book revenue according to the ASC 606 standard. And the way that's done is that has the effect typically of more back ending-loading the revenue into the latter part of the project. Now we've -- because the company has become more efficient in deploying projects and our time to execution is faster now, the impact isn't as great as it might have been a year or 2 ago. But that does have the impact that if you start a project late in a quarter, you might book some revenue from that, but you will book a very minimal margin because the cost of sale is almost the same as the revenue in that early stage. That then kind of self-resolves as you get to the later stage of the project. So what happens is, then, as you go into the following period -- reporting period, the revenue is a much higher percentage.

So you can get these effects between quarters. And I've spoken about this before, whereby the gross margin will look outsized one way and may look smaller on the other one. The best way to analyze our financials is probably on -- normally -- outside of the current pandemic that we're in, we'd be normally probably on about a 6-month basis. Everything has kind of slowed up right now, so what happens is you're going to get some outsized effect.

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DUOS TECHNOLOGIES GROUP, INC.  FQ2 2020 EARNINGS CALL   |    AUG 13, 2020

But if you look at our annual results, typically, we get to or close to a 50% gross margin on aggregate. And the other thing is that, as Gianni mentioned, a couple of the contracts, there are some of those that are both more on the recurring revenue side and more on the licensing and service and maintenance side.

So you'll see an effect, a general effect where our gross margins will generally be moving higher. But as a general rule, the company aims to hit about a 50% gross margin across all of our businesses on aggregate. And so you should probably not pay too much attention in the period-to-period variances. So Nelson, I hope that answers your question.

Nelson Baquet

No, it does. And I said 300, but it's an increase of 337%.

Adrian G. Goldfarb
CFO, Executive VP & Director

Correct.

Operator

At this time, this concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Arcaini for closing remarks.

Gianni B. Arcaini
Chairman, CEO & President

Thanks, operator, and thank you all for joining us on today's call.

I especially want to thank Duos shareholders, employees, customers and partners who have supported the company over the years. I'd like to close by saying it has been an honor to lead this organization over the years. The company is well positioned for its next stage of growth, and I look forward to our future success in the years ahead.

Operator, please.

Operator

Before we conclude today's call, I would like to provide Duo's safe harbor statement that includes important cautions regarding forward-looking statements made during this call.

This earnings call contains forward-looking statements within the meaning of private Securities Litigation Reform Act of 1995. The forward-looking terminology, such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based and could cause Duos Technologies Group Inc.'s actual results to differ materially from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in Item 1A in Duo's annual report on Form 10-K, which is expressly incorporated herein by reference; and other factors as may periodically be described in Duo's filings with the SEC.
Thank you for joining us today for Duos Technology Group's 2020 Second Quarter Earnings Conference Call. You may now disconnect.

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DUOS TECHNOLOGIES GROUP, INC.  FQ2 2020 EARNINGS CALL   |    AUG 13, 2020

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